EXHIBIT 99.1
News Release
Investor Contact: Cindi Buckwalter, (212) 878-1831
Media Contact: Michael Landau, (212) 878-1840

Minerals Technologies Declares Quarterly Dividend

----------

NEW YORK, October 23, 2019 – Minerals Technologies Inc. (NYSE: MTX) today declared a regular quarterly dividend of $0.05 per share on the Company’s common stock. The dividend is payable on December 12, 2019 to stockholders of record on November 4, 2019.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The company reported sales of $1.808 billion in 2018. For further information, please visit our website at www.mineralstech.com. (MTI-D)